Contacts:
Retrophin, Inc.	Rx Communications Group
Marc Panoff, CFO	Paula Schwartz (Investors)
(917) 261-3684	(917) 322-2216
marc@retrophin.com	pschwartz@rxir.com

Retrophin Proposes Acquisition of Transcept for $4.00 Per Share

New York, NY (September 18, 2013) – Retrophin, Inc. (OTCQB: RTRX) today announced that it has made a proposal to the Board of Directors of Transcept Pharmaceuticals, Inc. (Nasdaq: TSPT) to acquire all of the shares of Transcept common stock that Retrophin does not own for $4.00 per share in cash. Retrophin’s proposal is conditioned on the completion of cursory due diligence and other customary provisions. Retrophin’s proposal is not subject to a financing condition.

Last week, Retrophin delivered a letter to Transcept’s Board of Directors proposing to acquire all of the outstanding common stock of Transcept for $3.50 per share in cash.  Transcept’s Board of Directors rejected Retrophin’s proposal and adopted a Tax Benefit Preservation Plan (a/k/a a “Poison Pill”) that prevents stockholders from acquiring more than 4.99% of Transcept. In recent weeks, three of Transcept’s major stockholders have publicly stated their disapproval of Transcept’s current strategy.  Retrophin’s proposed all-cash offer would provide an immediate exit for Transcept’s stockholders at a 20% premium to Transcept’s current stock price.

Retrophin expressed its disappointment that the Board of Directors and management of Transcept have not been willing to engage with Retrophin to ascertain the benefits of the proposal.  “Our proposal represents an attractive premium to Transcept’s trading performance, and we believe that the proposal offers a compelling opportunity for Transcept’s stockholders, particularly in light of Transcept’s risky and controversial acquisition strategy,” stated Martin Shkreli, Chief Executive Officer of Retrophin.  “We hope that Transcept’s Board of Directors will respect its stockholders’ wishes and quickly commence discussions with us regarding the proposed transaction.”

Retrophin’s letter called on the Board of Directors of Transcept to engage in discussions with Retrophin and to provide it with access to selected due diligence in order to enter into a transaction no later than September 30, 2013 (see letter attached).

About Retrophin

Retrophin is a pharmaceutical company focused on the discovery and development of drugs for the treatment of debilitating and often life-threatening diseases for which there are currently no viable patient options. The Company is currently focused on several catastrophic diseases affecting children, including Focal Segmental Glomerulosclerosis (FSGS), Pantothenate Kinase-Associated Neurodegeneration (PKAN), Duchenne Muscular Dystrophy and others. Retrophin’s lead compound, RE-021, is scheduled to begin enrollment in a potentially pivotal Phase 2 clinical trial for FSGS during 2013. For additional information, please visit www.retrophin.com.

Forward-Looking Statements

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995, regarding the research, development and commercialization of pharmaceutical products. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Forward-looking statements in the press release should be evaluated together with the many uncertainties that affect the Company’s business. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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777 Third Avenue, 22nd Floor
New York, NY 10017

September 18, 2013

The Board of Directors
Transcept Pharmaceuticals, Inc.
1003 W. Cutting Blvd., Suite #110
Point Richmond, California 94804

Members of the Board:

I am writing on behalf of Retrophin, Inc. (“Retrophin”) to express our disappointment that the Board of Directors of Transcept Pharmaceuticals, Inc. (“Transcept”), rejected our all-cash proposal to acquire all of Transcept’s outstanding common stock at a price of $3.50 per share, that was outlined in our September 10th letter to you.  Rather than discuss our proposal or attempt to negotiate for a greater premium for Transcept’s stockholders, Transcept’s Board of Directors approved a Tax Benefit Preservation Plan, a/k/a a “Poison Pill”. We are puzzled by that decision, particularly due to (i) the 20% premium to Transcept’s current market price that our proposal represents and (ii) the opposition expressed by Transcept’s stockholders to Transcept’s risky and highly speculative stated strategy to grow Transcept through acquisitions.  Although Transcept rejected our initial proposal, we are formally proposing to Transcept’s Board of Directors that Retrophin acquire all of the outstanding shares of common stock of Transcept for $4.00 per share in cash.

Notwithstanding Transcept’s lack of engagement with us and the implementation of its Poison Pill, we and our advisors have continued to analyze Transcept’s publicly available information and assess the potential benefits of an acquisition of Transcept.  As we mentioned in our September 10th letter, due to the significant value that we believe that Transcept represents, we may be willing to further increase our proposed purchase price if (i) we are allowed the opportunity to conduct due diligence and such diligence validates certain understandings about Transcept and its prospects and (ii) we are able to negotiate a definitive acquisition agreement containing customary representations, warranties, covenants and closing conditions. We and our advisors are prepared to begin the due diligence process immediately.  Additionally, we continue to support, and are willing to participate in, an open and efficient auction process managed by Transcept’s financial advisor.

Despite public and private protests from Transcept’s largest stockholders, Transcept’s Board of Directors continues to pursue a strategy of searching for an acquisition to revitalize Transcept.  Our proposed all-cash offer provides an immediate exit for Transcept stockholders at an attractive premium.  As a stockholder of Transcept, we believe that our proposed transaction properly recognizes the true value of Transcept.

If Transcept is interested in pursuing our proposal in order to benefit its stockholders, we and our representatives are prepared to move quickly towards definitive documentation.  Our proposal will remain open until September 30, 2013, which we believe to be an adequate time to perform due diligence and enter into an agreement if Transcept is willing to engage itself and commit the necessary resources.

We intend to make this proposal public promptly after the delivery of this letter because we believe that Transcept’s stockholders have the right to consider this improved proposal, to learn about the refusal of Transcept’s Board of Directors to engage us, and to understand that the Board of Directors is placing our proposal at risk by refusing to engage with us on a timely basis.

We continue to stand ready to meet with the Board of Directors and its advisors immediately to discuss our proposal and to devote all necessary resources to work to consummate this transaction by November 1, 2013.

Very truly yours,

/s/ Martin Shkreli

Martin Shkreli
Chief Executive Officer
Retrophin, Inc.